Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June  3, 2014, in the Registration Statement of Cnova, N.V. for the registration of its ordinary shares.

/s/ Ernst & Young Auditores Independentes S.S.

Sao Palo, Brazil

July 11, 2014